Exhibit 99.1

GRI Bio (NASDAQ: GRI) to Present at the Virtual Investor New to the Street Event

- Live moderated webcast with members of the GRI Bio management team on Wednesday, May 3rd at 2:00 PM ET

LA JOLLA, CA, April 27, 2023 – GRI Bio, Inc. (NASDAQ: GRI) (“GRI Bio” or the “Company”), a biotechnology company advancing an innovative pipeline of Natural Killer T (“NKT”) cell modulators for the treatment of inflammatory, fibrotic and autoimmune diseases, today announced that it will present at the Virtual Investor New to the Street Event on Wednesday, May 3, 2023 at 2:00 PM ET.
As part of the event, Marc Hertz, President and Chief Executive Officer, Albert Agro, Chief Medical Officer and Vipin Kumar, Chief Scientific Officer of GRI Bio will provide a corporate overview and business outlook. In addition to the moderated discussion, investors and interested parties will have the opportunity to submit questions live during the event. The Company will answer as many questions as possible in the time allowed.
A live video webcast of the presentation will be available on the Events page of the Investors section of the Company’s website (www.gribio.com). A webcast replay will be available two hours following the live presentation and will be accessible for 90 days.
About GRI Bio, Inc.
GRI Bio is a clinical-stage biopharmaceutical company focused on fundamentally changing the way inflammatory, fibrotic and autoimmune diseases are treated. GRI Bio’s therapies are designed to target the activity of NKT cells, which are key regulators earlier in the inflammatory cascade, to interrupt disease progression and restore the immune system to homeostasis. NKT cells are innate-like T cells that share properties of both NK and T cells and are a functional link between the innate and adaptive immune responses. Type I invariant NKT (“iNKT”) cells play a critical role in propagating the injury, inflammatory response, and fibrosis observed in inflammatory and fibrotic indications. GRI Bio’s lead program, GRI-0621, is an inhibitor of iNKT cell activity and is being developed as a novel oral therapeutic for the treatment of idiopathic pulmonary fibrosis, a serious disease with significant unmet need. The Company is also developing a pipeline of novel Type 2 NKT agonists for the treatment of systemic lupus erythematosus. Additionally, with a library of over 500 proprietary compounds, GRI Bio has the ability to fuel a growing pipeline.
Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions. These forward-looking statements are based on the Company’s current beliefs and expectations. Forward-looking statements include, but are not limited to, statements regarding: the Company’s expectations with respect to development and commercialization of the

Company’s product candidates, the initiation or completion of clinical trials, the potential benefits and impact of the Company’s product candidates and the related timing of regulatory approvals, if any. Actual results may differ from the forward-looking statements expressed by the Company in this press release and consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation: (1) the inability to maintain the listing of the Company’s common stock on Nasdaq; (2) changes in applicable laws or regulations; (3) the inability of the Company to raise financing in the future; (4) the success, cost and timing of the Company’s product development activities; (5) the inability of the Company to obtain and maintain regulatory clearance or approval for their products, and any related restrictions and limitations of any cleared or approved product; (6) the inability of the Company to identify, in-license or acquire additional technology; (7) the inability of the Company to compete with other companies currently marketing or engaged in the development of products and services that the Company is currently developing; (8) the size and growth potential of the markets for the Company’s products and services, and its ability to serve those markets, either alone or in partnership with others; (9) inaccuracy in the Company’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; (10) the Company’s financial performance; and (11) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks and uncertainties described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and subsequently filed reports and in the section entitled “Risks Related to GRI” in the Company’s Prospectus/Proxy Statement/Information Statement filed with the SEC on March 8, 2023. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.
Investor Contact:
JTC Team, LLC
Jenene Thomas
(833) 475-8247
GRI@jtcir.com